Exhibit 23.2

CONSENT OF INDEPENDENT APPRAISER

American Appraisal Associates, Inc. (“AAA”) hereby consents to QRS Corporation’s references to the words appraisal and/or appraiser under the Captions: “Item 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS;” “Note 6: ACQUISITIONS;” “Note 7: RESTRUCTURING EXPENSES;” “Note 8: IMPAIRMENT LOSS;” in its Form 10-K filing with the United States Securities and Exchange Commission for the Fiscal Year ended December 31, 2003.

Specifically, AAA consents to QRS Corporation’s reference to AAA’s involvement and assistance in determining the fair value of the assets associated with QRS Corporation’s acquisition of our Tradeweave Digital Photography (“Tradeweave”); as well as the references to AAA’s analysis performed in the fourth quarter of 2001.

Further, AAA consents to QRS Corporation’s reference to AAA’s valuation of Tradeweave common stock, at $1.17 per share.

Additionally, AAA consents to QRS Corporation’s reference to AAA’s valuation of the allocation of purchase price related to the acquisition of Tradeweave.

AMERICAN APPRAISAL ASSOCIATES, INC.

By:	/S/ T. MICHAEL RATHBURN
T. Michael Rathburn
Associate General Counsel

Milwaukee, Wisconsin

March 10, 2004